Exhibit 107

 Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Philip Morris International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Debt	3.750% Notes due 2031	457(r)	€500,000,000	98.896%	$537,450,312	$147.60 per $1,000,000	$79,327.67
	Total Offering Amounts		€500,000,000		$537,450,312		$79,327.67
	Total Fees Previously Paid						—
	Total Fee Offsets						—
	Net Fee Due						$79,327.67

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon a euro/dollar exchange rate of €1/U.S.$1.08690, as reported by Bloomberg on June 3, 2024.